As filed with the Securities and Exchange Commission on April 27, 2020
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MARATHON PETROLEUM CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	539 South Main Street Findlay, Ohio 45840-3229 (419) 422-2121	27 -1284632
(State or other jurisdiction of incorporation or organization)	(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(I.R.S. Employer Identification No.)

Molly R. Benson
Vice President, Chief Securities, Governance & Compliance Officer and Corporate Secretary
539 South Main Street
Findlay, Ohio 45840-3229
(419)  422-2121
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Michael J. Solecki
Jones Day
North Point
901 Lakeside Avenue
Cleveland, Ohio 44114
Phone: (216) 586-3939
Facsimile: (216) 579-0212

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☑
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Unit (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (3)
Common Stock, par value $0.01 per share	5,195,963	—	—	—

(1)
This Registration Statement registers the issuance of 5,195,963 shares of the common stock, par value $0.01 per share (“Common Stock”), of the Registrant issuable pursuant to the Registrant’s Dividend Reinvestment and Direct Stock Purchase Plan.

(2)
If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered by this Registration Statement changes, then the provisions of Rule 416 under the Securities Act shall apply to this Registration Statement, and this Registration Statement shall be deemed to cover the additional securities resulting from the split of, or the dividend on, the securities covered by this Registration Statement.

(3)
Pursuant to Rule 415(a)(6) under the Securities Act, this registration statement includes 5,195,963 shares of Common Stock that were previously registered by the Registrant on Registration Statement No.  333-217560 and not sold thereunder. In connection with the registration of such unsold shares of Common Stock, the Registrant paid filing fees of $12,151.71, which fees will continue to be applied to such unsold securities included on this registration statement. In accordance with Rule 415(a)(6), no registration fee is due and Registration Statement No. 333-217560 will be deemed terminated as of the date of effectiveness of this registration statement.

Prospectus

MARATHON PETROLEUM CORPORATION
Dividend Reinvestment and Direct Stock Purchase Plan

Our Dividend Reinvestment and Direct Stock Purchase Plan provides both existing stockholders and interested new investors a simple and convenient method to purchase shares of our common stock. Some of the significant features of the plan are:

•	Enrollment through initial direct stock purchase of not less than $500 and not more than $25,000.

•	Purchases through the reinvestment of quarterly dividends.

•	Purchases through monthly optional cash payments of not less than $50 and not more than $25,000 (more with our permission).

•	Regular monthly investment can be made by automatic bank debits.

•	Optional cash payments will generally be invested within a week of receipt.

•	No brokerage commissions for purchases.

•	Recordkeeping is simplified since you will receive quarterly statements of any account activity.
Your participation is entirely voluntary and may be terminated at any time. If you wish to join the plan, please complete and sign an Enrollment Form and return it to Computershare, the plan administrator.
This prospectus relates to 5,195,963 shares of our common stock offered for purchase under the plan. Shares purchased for participants’ accounts under the plan will be purchased on the open market by the plan administrator or acquired directly from us as original issue shares. Our common stock is listed on the New York Stock Exchange, which we refer to in this prospectus as the “NYSE,” under the symbol “MPC.” The last reported sale price of our common stock on the NYSE on April 24, 2020 was $25.76.

Investing in our common stock involves risks. Please read “Risk Factors” on page 5.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 27, 2020.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of the securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

FORWARD-LOOKING STATEMENTS
This prospectus, including the information we incorporate by reference, includes forward-looking statements. You can identify our forward-looking statements by words such as “anticipate,” “believe,” “commitment,” “could,” “design,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “imply,” “intend,” “may,” “objective,” “opportunity,” “outlook,” “plan,” “policy,” “position,” “potential,” “predict,” “priority,” “project,” “proposition,” “prospective,” “pursue,” “seek,” “should.” “strategy,” “target,” “will,” “would” or other similar expressions that convey the uncertainty of future events or outcomes. In accordance with “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, these statements are accompanied by cautionary language identifying important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference.
Forward-looking statements include, among other things, statements regarding:

•	future levels of revenues, refining and marketing margins, operating costs, retail gasoline and distillate margins, merchandise margins, income from operations, net income or earnings per share;

•	future levels of capital, environmental or maintenance expenditures, general and administrative and other expenses;

•	the success or timing of completion of ongoing or anticipated capital or maintenance projects;

•	business strategies, growth opportunities and expected investment;

•	consumer demand for refined products, natural gas and natural gas liquids (such as ethane, propane, butanes and natural gasoline), which we refer to in this prospectus as “NGLs”;

•	the timing and amount of any future common stock repurchases; and

•	the anticipated effects of actions of third parties such as competitors, activist investors or federal, foreign, state or local regulatory authorities or plaintiffs in litigation.
Our forward-looking statements are not guarantees of future performance, and you should not rely unduly on them, as they involve risks, uncertainties and assumptions that we cannot predict. Material differences between actual results and any future performance suggested in our forward-looking statements could result from a variety of factors, including the following:

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the effects of the recent outbreak of COVID-19 and the adverse impact thereof on our business, financial condition, results of operations and cash flows, including, but not limited to, our growth, operating costs, labor availability, logistical capabilities, customer demand for our products and industry demand generally, margins, inventory value, cash position, taxes, the price of our securities and trading markets with respect thereto, our ability to access capital markets, and the global economy and financial markets generally;

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the effects of the recent outbreak of COVID-19, and the current economic environment generally, on our working capital, cash flows and liquidity, which can be significantly affected by decreases in commodity prices;

•	our ability to successfully complete the planned Speedway separation within the expected timeframe or at all;

•
the risk that the cost savings and any other synergies from our acquisition of Andeavor, which we refer to in this prospectus as “Andeavor,” may not be fully realized or may take longer to realize than expected;

•	risks relating to any unforeseen liabilities of Andeavor;

•	further impairments;

•	risks related to the acquisition of Andeavor Logistics LP, which we refer to in this prospectus as ANDX,” by MPLX LP, which we refer to in this prospectus as “MPLX”;

•
our ability to complete any divestitures on commercially reasonable terms and within the expected timeframe, and the effects of any such divestitures on the business, financial condition, results of operations and cash flows;

•	the effect of restructuring or reorganization of business components;

•	the regional, national and worldwide availability and pricing of refined products, crude oil, natural gas, NGLs and other feedstocks;

•	our ability to manage disruptions in credit markets or changes to credit ratings;

•	the reliability of processing units and other equipment;

•
the adequacy of capital resources and liquidity, including the availability of sufficient cash flow to execute business plans and to effect any share repurchases or dividend increases, including within the expected timeframe;

•	the potential effects of judicial or other proceedings on the business, financial condition, results of operations and cash flows;

•	continued or further volatility in and degradation of general economic, market, industry or business conditions as a result of the COVID-19 pandemic or otherwise;

•
compliance with federal and state environmental, economic, health and safety, energy and other policies and regulations, including the cost of compliance with the Renewable Fuel Standard, and enforcement actions initiated thereunder;

•	adverse market conditions or other similar risks affecting MPLX;

•	refining industry overcapacity or under capacity;

•	changes in producer customers’ drilling plans or in volumes of throughput of crude oil, natural gas, NGLs, refined products or other hydrocarbon-based products;

•	changes in the cost or availability of third-party vessels, pipelines, railcars and other means of transportation for crude oil, natural gas, NGLs, feedstocks and refined products;

•	the price, availability and acceptance of alternative fuels and alternative-fuel vehicles and laws mandating such fuels or vehicles;

•
political and economic conditions in nations that consume refined products, natural gas and NGLs, including the United States and Mexico, and in crude oil producing regions, including the Middle East, Africa, Canada and South America;

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actions taken by our competitors, including pricing adjustments, expansion of retail activities, the expansion and retirement of refining capacity and the expansion and retirement of pipeline capacity, processing, fractionation and treating facilities in response to market conditions;

•	completion of pipeline projects within the United States;

•	changes in fuel and utility costs for our facilities;

•	accidents or other unscheduled shutdowns affecting our refineries, machinery, pipelines, processing, fractionation and treating facilities or equipment, or those of our suppliers or customers;

•
acts of war, terrorism or civil unrest that could impair our ability to produce refined products, receive feedstocks or to gather, process, fractionate or transport crude oil, natural gas, NGLs or refined products;

•	adverse changes in laws including with respect to tax and regulatory matters;

•
political pressure and influence of environmental groups and other stakeholders upon policies and decisions related to the production, gathering, refining, processing, fractionation, transportation and marketing of crude oil or other feedstocks, refined products, natural gas, NGLs or other hydrocarbon-based products;

•	labor and material shortages;

•	the costs, disruption and diversion of management’s attention associated with campaigns commenced by activist investors; and

•
the other factors described in Item 1A. Risk Factors of our most recent Annual Report on Form 10-K and subsequent filings made with the Securities and Exchange Commission, which we refer to in this prospectus as the “SEC,” and incorporated by reference in this prospectus.

Given these uncertainties, you should not put undue reliance on any forward-looking statements. We do not undertake any obligation to update the forward-looking statements included in this prospectus, unless we are required by applicable securities laws to do so.

MARATHON PETROLEUM CORPORATION
Marathon Petroleum Corporation has over 130 years of experience in the energy business, and is the largest independent petroleum product refining, marketing, retail and midstream business in the United States. We operate the nation's largest refining system with more than 3 million barrels per day of crude oil refining capacity and believe we are one of the largest wholesale suppliers of gasoline and distillates to resellers in the United States. We believe we operate the second largest chain of company-owned and operated retail gasoline and convenience stores in the United States. We distribute our refined products through one of the largest terminal operations in the United States and one of the largest private domestic fleets of inland petroleum product barges. In addition, our integrated midstream energy asset network links producers of natural gas and NGLs from some of the largest supply basins in the United States to domestic and international markets.
Our operations consist of three reportable operating segments: Refining & Marketing; Retail; and Midstream. Each of these segments is organized and managed based upon the nature of the products and services it offers.

•
Refining & Marketing – refines crude oil and other feedstocks at our 16 refineries in the Gulf Coast, Mid-Continent and West Coast regions of the United States, purchases refined products and ethanol for resale and distributes refined products through transportation, storage, distribution and marketing services provided largely by our Midstream segment. We sell refined products to wholesale marketing customers domestically and internationally, to buyers on the spot market, to our Retail business segment and to independent entrepreneurs who operate primarily Marathon® branded outlets.

•
Retail – sells transportation fuels and convenience products in the retail market across the United States through company-owned and operated convenience stores, primarily under the Speedway® brand, and long-term fuel supply contracts with direct dealers who operate locations mainly under the ARCO® brand.

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Midstream – transports, stores, distributes and markets crude oil and refined products principally for the Refining & Marketing segment via refining logistics assets, pipelines, terminals, towboats and barges; gathers, processes and transports natural gas; and gathers, transports, fractionates, stores and markets NGLs. The Midstream segment primarily reflects the results of MPLX. MPLX is a diversified, large-cap master limited partnership formed in 2012 that owns and operates midstream energy infrastructure and logistics assets and provides fuels distribution services. As of December 31, 2019, we owned the general partner and approximately 63 percent of the outstanding MPLX common units.

MPC’s principal executive offices are located at 539 South Main Street, Findlay, Ohio 45840-3229, and its telephone number at that location is (419) 422-2121.

RISK FACTORS
An investment in our securities involves risks. Before deciding to purchase any of our securities, you should carefully consider any specific risks set forth in the documents incorporated by reference in this prospectus and, if applicable, in any prospectus supplement used in connection with an offering of securities, before making an investment decision, including those risks identified under “Part I—Item IA. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and subsequent filings made with the SEC and incorporated by reference in this prospectus. For more information, see “Incorporation of Certain Information by Reference.” The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties that are not yet identified or known may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.
In addition, there are risks associated with participation in the plan. You will not know the price of the shares you are purchasing under the plan at the time you authorize the investment or elect to have your dividends reinvested. The price of our common stock may fluctuate between the time you decide to purchase shares under the plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision. If you instruct the plan administrator to sell shares under the plan, you will not be able to direct the time and price at which your shares are sold. The price of our shares may decline between the time you decide to sell shares and the time of actual sale. If you decide to withdraw from the plan, the plan administrator will continue to hold your shares unless you request to have your shares transferred to another account. If you request such a transfer, the market price of our shares may decline between the time you request such a transfer and the date such transfer is effective.

USE OF PROCEEDS
We will receive proceeds from the purchase of our common stock under the plan only to the extent that those purchases are of newly issued shares of our common stock made directly from us, and not from open market purchases. Any proceeds that we receive from purchases of newly issued shares will be used for general corporate purposes. We cannot estimate the amount of any such proceeds at this time.

THE PLAN
Enrollment

• If you do not own any MPC common stock
You can join the plan by making an initial cash investment of at least $500 and not more than $25,000. You can enroll and make your payment online at www.computershare.com/investor or by mailing to the plan administrator a completed Initial Enrollment Form along with your check payable to Computershare. A $10 enrollment fee will be deducted from your initial investment. Please allow two weeks for your account to be established, initial shares to be purchased and a statement to be mailed to you. No interest will be paid on amounts held pending investment.

• If you own MPC common stock registered in your name	You can join the plan online at www.computershare.com/investor or by mailing a completed Enrollment Form to the plan administrator. (No enrollment fee required.)

• If your shares of MPC common stock are held in a brokerage, bank or other intermediary account
To participate directly in the plan, you should direct your broker, bank or other intermediary to register some or all of your shares of common stock directly in your name on the books of Computershare, as the transfer agent for our common stock. You can then join the plan online at www.computershare.com/investor or by mailing a completed Enrollment Form to the plan administrator.

If you are a citizen or resident of a country other than the United States, you must first determine that participating will not violate local laws applicable to us, the plan and you as a participant. See “—Foreign Participation.”
Administration of the Plan
Computershare Trust Company, N.A., which we refer to in this prospectus as “Computershare,” administers the plan, receives investments, keeps records, sends statements of account to you and performs other duties related to the plan. Computershare will register and hold shares purchased for you through the plan in its name or the name of its nominee until a written request is received from you for the sale or transfer of all or part of your shares held under the plan. We may appoint a different administrator for the plan at any time, and we may act as the plan administrator. Computershare or any other appointed administrator is referred to as the “plan administrator.” Computershare also acts as dividend disbursing agent for our common stock.

For information about the plan:

Contact Computershare at:	Toll-free telephone: (866) 820-7494
Email: web.inquiries@computershare.com

Visit the MPC
Shareholder Services website at:	www.marathonpetroleum.com

You may enroll in the plan, obtain copies of this prospectus, obtain and submit Enrollment Forms and other forms, submit investment or sales requests, set up automatic withdrawals, terminate your participation and engage in other activities as a participant in the plan through Computershare’s website at: www.computershare.com/investor.
Alternatively, you may submit initial investments, enrollment forms and other forms by mail to:
Computershare
P.O. Box 50500
Louisville, KY 40233-5000
Please include your plan account number on all checks and on all correspondence, as well as a daytime telephone number where you may be contacted during normal working hours.
Investment Options
Once enrolled in the plan, you have the following investment options:
Dividend Reinvestment
You may elect to reinvest all, a portion or none of your cash dividends in our common stock. You also have the option of receiving a cash dividend on all or a portion of the shares held in your plan account. When completing the Dividend Reinvestment section of the Enrollment Form, you must choose one of the following:

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Full Dividend Reinvestment. Purchase additional shares of common stock with all of your cash dividends paid on all shares credited to your plan account and those registered in your name in book-entry form. Additional shares may also be purchased with optional cash investments as described below.

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Partial Dividend Reinvestment. Receive a cash dividend payment based on the number of full shares you specify on shares credited to your plan account and those registered in your name in book-entry form. This option allows you to receive a fixed amount of cash each quarter, assuming the dividend stays the same. The balance of your dividends will be used to purchase additional shares of common stock.

Buying additional shares will not change your election, meaning that dividends on all additional shares will be reinvested unless you instruct otherwise. In addition, selling part of your shares will not change your election unless the number of shares in your plan account falls below the number of shares that you specified under your election. In that case, cash dividends will be paid to you on the remaining number of shares that you hold in your plan account following the sale. Additional shares may also be purchased with optional cash investments as described below.

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All Dividends Paid in Cash (No Dividend Reinvestment). Receive a cash dividend payment on all shares credited to your plan account and those registered in your name in book-entry form. This option allows you to receive all of your dividends in cash. Additional shares may also be purchased with optional cash investments as described below.

You can have your cash dividends deposited directly into your bank account instead of receiving a check by mail. To enroll for the direct deposit, complete and submit online at www.computershare.com/investor or mail an Authorization for Electronic Deposit Form to the plan administrator along with a voided check for the designated bank account. You can also change your designated bank account for direct deposit with the same form. The forms will be acted upon as soon as possible after they are received, and you can discontinue this feature by notifying the plan administrator in writing. You can change your dividend reinvestment election at any time by notifying the plan administrator. In order to initiate, change or stop the direct deposit of dividends, the plan administrator must receive your request at least 30 days before the dividend payment date.
Optional Cash Investments
You can purchase additional shares of common stock by using the plan’s optional cash investment feature regardless of whether dividends are reinvested. You can invest at least $50 at any one time up to a maximum of

$25,000 in any month unless the limit is waived by us. You may make such optional investments occasionally or at regular intervals, as you desire. Interest will not be paid on amounts held pending investment.

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By Automatic Withdrawal from Your Bank Account. If you wish to make regular monthly purchases, you can authorize an automatic withdrawal from your bank account online at www.computershare.com/investor or by completing a Direct Debit Authorization Form and mailing it to the plan administrator. This feature enables you to make ongoing investments without writing a check. Funds will be deducted from your bank account on the 15th of each month or, if that date is not a business day, the next business day. The funds normally will be invested within five business days. Please allow up to four weeks for the first automatic withdrawal to be initiated. You must notify the plan administrator in writing to change or terminate automatic withdrawal at least 10 business days before the next automatic withdrawal in order for the change or termination to be effective by that date.

•
By Check. You can make optional cash investments by sending a check payable to Computershare in U.S. dollars from a U.S. bank. Computershare will not accept cash, traveler’s checks, money orders, or third party checks. To facilitate processing of your investment, please use the transaction stub located at the bottom of your most recent statement. Mail your check and transaction stub to the address specified on the statement. The check must be received by 2:00 p.m. Eastern Time on the business day immediately preceding the investment date. Funds are typically invested on Friday of each week.

•
By Online Investment. You can make optional cash investments online through Computershare’s website, www.computershare.com/investor. In order to purchase shares online, you must authorize the withdrawal of funds from your U.S. bank account.

For the purpose of the above limitations, we may aggregate all reinvested dividends and initial and optional cash investments for participants with more than one account using the same Social Security Number or Taxpayer Identification Number. For participants unable to supply a Social Security Number or Taxpayer Identification Number, their participation may be limited by us to only one plan account.
Also for the purpose of such limitations, all plan accounts that we believe to be under common control or management or to have common ultimate beneficial ownership may be aggregated. Unless we have determined that reinvestment of dividends and investment of optional cash payments for each such account would be consistent with the purposes of the plan, we will have the right to aggregate all such accounts and to return, without interest, within 30 days of receipt, any amounts in excess of the investment limitations applicable to a single account received in respect of all such accounts.
Insufficient Funds
In the event that any check or other deposit is returned unpaid for any reason or your pre-designated bank account does not have sufficient funds for an automatic withdrawal, Computershare will consider the request for investment of that purchase null and void. Computershare will immediately remove from your account any shares already purchased in anticipation of receiving those funds and will sell such shares. If the net proceeds from the sale of those shares are insufficient to satisfy the balance of the uncollected amounts, Computershare may sell additional shares from your account as necessary to satisfy the uncollected balance. In some cases, the sale of any additional shares may yield an amount greater than that required to recover in full the uncollected balance plus any additional fees. There is a $35.00 charge for any check, electronic fund transfer or other deposit that is returned unpaid by your bank. This fee will be collected by Computershare through the sale of the number of shares from your plan account necessary to satisfy the fee.

Limitations on Investments
Initial and optional cash investments are subject to the following limitations:

•	at least $500 initial cash investment;

•	at least $50 optional cash investment at any one time; and

•	no more than $25,000 in any one month.
All limitations may be waived by us in our sole discretion upon written request.

Waiver of Limitations on Maximum Investment Amounts
Initial and optional cash investments in excess of $25,000 per month may be made only pursuant to a written waiver of limitation by us for the total amount to be invested. A copy of such written approval must accompany any initial or optional cash investment sent to the plan administrator.
Requests for waivers of the investment limitations and other questions concerning waivers should be directed to MPC Shareholder Services at (419) 421-2071.
It is solely within our discretion as to whether any waiver of the allowable maximum amounts will be granted. In deciding whether to approve a request, we will consider relevant factors, including, among others, our need for additional funds, the attractiveness of obtaining such additional funds by the sale of common stock under the plan in comparison to other sources of funds, the applicable purchase price, the participant submitting the request, the extent and nature of such participant’s prior participation in the plan, the number of shares of common stock held of record by such participant and the aggregate amount of such dividends and initial or optional cash payments in excess of the allowable maximum amounts for which requests have been submitted by all participants.
If requests for waivers are submitted for an aggregate amount in excess of the amount we are then willing to accept, we may honor such requests on any basis that we, in our sole discretion, determine to be appropriate. With regard to investments made pursuant to a waiver of limitation, the plan does not provide for a predetermined maximum limit on the amount that a stockholder may invest or on the number of shares that may be purchased.
Purchases of Shares Within Plan Limits and Dividend Reinvestments
Source of Shares
Shares of our common stock needed to meet the requirements of the plan will be either purchased in the open market or issued directly by us.
Pricing of Shares
If the shares are purchased in the open market, Computershare may combine your purchase requests with other purchase requests received from other plan participants and will generally batch purchase types (dividend and optional cash investments) for separate execution by Computershare’s broker. Shares for the plan will be purchased on the NYSE or in privately negotiated transactions. Computershare may also direct its broker to execute each purchase type in several batches throughout a trading day. Depending on the number of shares being purchased and current trading volume in the shares, Computershare’s broker may execute purchases for any batch or batches in multiple transactions and over more than one day. If different purchase types are batched, the price per share of the common shares purchased for each participant’s account, whether purchased with reinvested dividends, with initial cash investments or with optional cash, shall be the weighted average price of the specific batch for such shares purchased by Computershare’s broker on that day to satisfy plan requirements. Commissions incurred by the plan for purchases will be paid by us. Such commissions will be reported to you as taxable income and will become a part of the cost of shares purchased on your behalf. All computations of shares are calculated to six decimals and fractional shares are credited to your account.
If the shares are purchased from us, your price per share will be the volume weighted average price, rounded to four decimal places, of our common stock obtained from Bloomberg, LP (or similar market reporting service we deem appropriate) for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern Time (through and including the NYSE closing print), on the day the shares are purchased. If there is no trading of our common shares on the NYSE on the day the price is to be determined, the price per share will be determined by us on the basis of such market quotations as we consider appropriate.
Because we may periodically change between the above methods for purchasing shares, there can be no assurance that the method for determining your price per share will not change. To obtain the current method, please call the plan administrator or MPC Shareholder Services.

Purchase Intervals and Timing
The plan administrator will use initial and optional cash investments to purchase shares as promptly as practicable, normally once each week. To the extent dividends are declared, the plan administrator will use reinvested dividends to purchase shares on the quarterly dividend payment date. Purchases may be made over a number of days to meet the requirements of the plan. Funds not invested in our common stock within 30 days of receipt will be promptly returned to you, without interest.

Purchases of Shares in Excess of Plan Limits
The following discussion pertains only to initial or optional cash investments for which a waiver of limitation has been obtained. Investments that do not exceed the plan limitations will not be subject to the terms discussed below. See “—Purchases of Shares Within Plan Limits and Dividend Reinvestments” above. The terms set forth below will apply to the full amount for which a waiver has been obtained. For example, if a waiver is obtained to make an optional cash investment of $30,000, $5,000 over the limit, the full $30,000 will be subject to these terms. We reserve the right, in our sole discretion and without notice, to administer and approve any terms regarding the discount, threshold price or any other terms regarding investments exceeding the plan limitations as we deem necessary or desirable.
Source of Shares
Shares of common stock required to meet the requirements of the plan for investments made pursuant to a waiver of limitations when a discount is in effect will be issued directly by us.
Pricing Period
The “pricing period” for purposes of determining the price of each newly issued share of our common stock purchased pursuant to a waiver of limitation will be a period of at least one but not more than twelve consecutive trading days commencing on a mutually agreed upon date between us and the participant. The price of each such share will equal the volume weighted average price, rounded to four decimal places, of our common stock obtained from Bloomberg, LP (or similar market reporting service we deem appropriate) for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern Time (through and including the NYSE closing print), for each trading day during the applicable pricing period, assuming the threshold price is met on each day, less any applicable waiver discount as described below, calculated pro rata on a daily basis. For example, if an investment of $10 million is made pursuant to a waiver of limitation for a pricing period of 10 trading days, the number of shares will be calculated for each day of the pricing period by taking a pro rata portion of the total investment for each day of the pricing period, which would be $1 million, and dividing it by the volume weighted average price, rounded to four decimal places, obtained from Bloomberg, LP (or similar market reporting service we deem appropriate) for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern Time (through and including the NYSE closing print), less the discount. On the last day of the pricing period, the total investment amount, $10 million, will be divided by the total number of shares acquired over the 10 trading days (assuming the threshold price is met each day) in order to establish the purchase price. Investments made pursuant to a waiver of limitation will be applied to the purchase of shares of our common stock as soon as practicable on or after the next trading day following the last day of the applicable pricing period, which we refer to in this prospectus as the “waiver investment date.” A “trading day” means a day on which trades in our common stock are reported on the NYSE.
The plan administrator must receive investments pursuant to a waiver of limitation no later than the first business day before the first day of the applicable pricing period. The plan administrator will apply all investments made pursuant to waivers of limitations that are so received to the purchase of shares of our common stock as soon as practicable on or after the next following waiver investment date. All such investments received after the first business day before the first day of the relevant pricing period will be returned without interest. No interest will be paid on funds held by the plan administrator pending investment.

Threshold Price
We may, in our sole discretion, establish for any pricing period a “threshold price” applicable to investments made pursuant to waivers of limitations. The threshold price will be the minimum price applicable to purchases of our common stock made pursuant to waivers of limitations during the applicable pricing period as set forth below. At least one business day before the first day of the applicable pricing period, we will determine whether to establish a threshold price and, if a threshold price is established, its amount, and will notify the plan administrator. We will make that determination, in our sole discretion, after a review of current market conditions, the level of participation in the plan and our current and projected capital needs.
The threshold price, if established, will be the dollar amount that the volume weighted average price, rounded to four decimal places, obtained from Bloomberg, LP (or similar market reporting service we deem appropriate) for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern Time (through and including the NYSE closing print), must equal or exceed for each trading day during the relevant pricing period. If the threshold price is not satisfied for a trading day during the pricing period, then that trading day will be excluded from the pricing period and all trading prices for that day will be excluded from the determination of the purchase price. Additionally, a trading day will be excluded if no trades in our common stock are reported on the NYSE for that day. For example, for a 10 trading day pricing period, if the threshold price is not satisfied for one of the 10 trading days in the pricing period, then the purchase price will be based upon the remaining nine trading days in which the threshold price was satisfied.

A portion of each investment made pursuant to a waiver of limitation will be returned, without interest, for each trading day during a pricing period on which the threshold price is not satisfied and for each trading day on which no trades of our common stock are reported on the NYSE. The returned amount will equal the pro rata amount of the total amount of that investment for each trading day that the threshold price is not satisfied. For example, for a 10 trading day pricing period, if the threshold price is not satisfied or no sales are reported for one of the 10 trading days in the pricing period, one-tenth of the investment will be returned without interest. Such amounts will be returned at the end of the pricing period.
The establishment of the threshold price and the possible return of a portion of the investment if a threshold price is not satisfied or if no trades in our common stock are reported on the NYSE for a trading day apply only to investments made pursuant to waivers of limitations. Setting a threshold price for a pricing period will not affect the setting of a threshold price for any subsequent pricing period. We may waive our right to set a threshold price for any pricing period. Neither we nor the plan administrator will be required to provide any written notice of the threshold price, if any, for any pricing period.
Any person that acquires shares of our common stock through the plan and resells them shortly before or after acquiring them may be considered to be an underwriter within the meaning of the Securities Act of 1933, which we refer to in this prospectus as the “Securities Act.” We expect that certain persons acquiring shares of our common stock using the waiver of limitation will resell those shares to obtain the financial benefit of any waiver discount then offered under the plan. We have no arrangement or understanding, formal or informal, with any person relating to a distribution of shares to be purchased through the plan.
Waiver Discount
We may, in our sole discretion, establish a “waiver discount” of 0% to 3% from the market price applicable to investments made pursuant to waivers of limitations for a particular waiver investment date. The waiver discount may vary for different waiver investment dates but will apply uniformly to all investments made pursuant to waivers of limitations with respect to a particular waiver investment date. The waiver discount will apply to the entire investment and not just the portion of the investment that exceeds $25,000.
At least one business day before the first day of the applicable pricing period, we will determine whether to establish a waiver discount and, if a waiver discount is established, its amount, and will notify the plan administrator. We will determine, in our sole discretion, whether to establish a waiver discount and its amount after a review of current market conditions, the level of participation in the plan and our current and projected capital needs. Neither we nor the plan administrator will be required to provide any written notice of the waiver discount, if any, for any pricing period.

You may ascertain the threshold price and waiver discount for any given pricing period by contacting MPC Shareholder Services at www.marathonpetroleum.com or (419) 421-2071. There is no discount in effect as of the date of this prospectus.
Control Over Purchases
Except with respect to purchases in excess of plan limits, we will determine whether purchases are to be made directly from us or in the open market through the plan administrator or an affiliated broker. Neither we, the plan administrator nor any participant in the plan has the authority or power to control either the timing or pricing of shares purchased in the open market.
If you send in an initial or optional cash investment, it is possible that the market price of our common stock could go up or down before your funds are used to purchase stock. Further, we may change the method of stock purchase (purchase in the open market or from us) at any time. Therefore, you will not be able to precisely time your purchases through the plan and will bear the market risk associated with fluctuations in the price of our common stock. In addition, you will not earn interest on initial or optional cash investments for the period before the shares are purchased.
Sale of Shares
You may request that Computershare sell shares held in your plan account in the manners described below. If you send in a request to sell shares, it is possible that the market price of our common stock could go down or up before your shares are sold. You will not be able to precisely time your sales through the plan and will bear the market risk associated with fluctuation in the price of our common stock. In addition, you will not earn interest on the proceeds from a sales transaction.
Market Order: A market order is a request to sell shares promptly at the current market price. Market order sales are only available at www.computershare.com/investor through Investor Center or by calling Computershare directly at (866) 820-7494. Market order sale requests received at www.computershare.com/investor through Investor Center or by telephone will be placed promptly upon receipt during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern Time). Any orders received after 4:00 p.m. Eastern Time will be placed promptly on the next day the market is open. The price shall be the market price of the sale obtained by Computershare’s broker, less applicable fees. Computershare will use commercially reasonable efforts to honor requests by participants to cancel market orders placed outside of market hours. Depending on the number of shares being sold and current trading volume in the shares, a market order may only be partially filled or not filled at all on the trading day in which it is placed, in which case the order, or remainder of the order, as applicable, will be cancelled at the end of such day. To determine if your shares were sold, you should check your account online at www.computershare.com/investor or call Computershare directly at (866) 820-7494. If your market order sale was not filled and you still want the shares to be sold, you will need to re-enter the sale request.
Batch Order: A batch order is an accumulation of all sales requests for a security submitted together as a collective request. Batch orders are submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by Computershare will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. Batch order sales are available by calling Computershare directly at (866) 820-7494 or in writing. All sales requests received in writing will be submitted as batch order sales. Computershare will cause your shares to be sold on the open market within five business days of receipt of your request. To maximize cost savings for batch order sale requests, Computershare will seek to sell shares in round lot transactions. For this purpose Computershare may combine each selling plan participant’s shares with those of other selling plan participants. In every case of a batch order sale, the price to each selling plan participant will be the weighted average sale price obtained by Computershare’s broker for each aggregate order placed by Computershare and executed by the broker, less applicable fees.
Day Limit Order: A day limit order is an order to sell shares of our common stock when and if they reach a specific trading price on a specific day. The order is automatically cancelled if the price is not met by the end of that day (or, for orders placed after market hours, the next day the market is open). Depending on the number of shares of our common stock being sold and the current trading volume in the shares, such an order may only be partially filled, in which case the remainder of the order will be cancelled. The order may be cancelled by the applicable stock exchange, by Computershare at its sole discretion or, if Computershare’s broker has not filled the order, at your request made online at www.computershare.com/investor or by calling Computershare directly at (866) 820-7494.
Good-Til-Cancelled (“GTC”) Limit Order: A GTC limit order is an order to sell shares of our common stock when and if the shares reach a specific trading price at any time while the order remains open (generally up to 30 days). Depending on the number of shares being sold and current trading volume in the shares, sales may be executed in multiple transactions and over more than one day. If shares are traded on more than one day, a separate fee will be charged for each such day. The order (or any unexecuted portion thereof) is automatically cancelled if the trading price is not met by the end of the order period. The order may be cancelled by the applicable stock exchange, by Computershare at its sole discretion or, if Computershare’s broker has not filled the order, at your request made online at www.computershare.com/investor or by calling Computershare directly at (866) 820-7494.
General: All sales requests processed over the telephone by a customer service representative entail an additional fee of $15.00. All per share fees include any brokerage commissions Computershare is required to pay. Any fractional share will be rounded up to a whole share for purposes of calculating the per share fee. Fees are deducted from the proceeds derived from the sale. Computershare may, under certain circumstances, require a transaction request to be submitted in writing. Please contact Computershare to determine if there are any limitations applicable to your particular sale request. Proceeds are normally paid by check, which are distributed within 24 hours of after your sale transaction has settled.
Computershare reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required. In addition, you will not have any authority or power to direct the time or price at which shares for the plan are sold, and, except as described below, you will not be able to select the broker(s) or dealer(s) through or from whom sales are to be made.
Instructions sent to Computershare to sell shares are binding and may not be rescinded.
You can choose to sell your shares through a stockbroker of your choice, in which case you should first request a transfer of your shares from the plan administrator to a book-entry account in your name or another book-entry account you designate, in either case on the books of MPC. Allow two weeks for any such transfer.
Gifts, Transfers and Pledges of Shares
You may direct us to transfer all or a portion of the shares of our common stock in your plan account to a new or existing stockholder, whether or not the transferee is a participant in the plan. Please visit the Computershare Transfer Wizard at www.computershare.com/transferwizard. The Transfer Wizard will guide you through the transfer process, assist you in completing the transfer form, and identify other necessary documentation you may need to provide. You may also call Computershare at (866) 820-7494 for complete transfer instructions or go to www.computershare.com/investor to download the appropriate materials. You can give or transfer common stock in your plan account to anyone you choose by:

•	making an initial $500 cash investment to establish an account in the recipient’s name;

•	submitting an optional cash investment on behalf of an existing stockholder in the plan in an amount not less than $50 nor more than $25,000; or

•	transferring shares from your account to the recipient (minimum of five shares to new accounts).
The plan administrator will automatically place such new accounts in full dividend reinvestment status. New participants, at their discretion, may elect another investment option by giving notice to the plan administrator. If you participate in dividend reinvestment and your request to either transfer all of your shares or make a partial sale and transfer the balance of your shares is received between the ex-dividend and the dividend record date, the processing of your request will occur promptly, but may not occur prior to the dividend record date.
To transfer shares, you must send the plan administrator written instructions and a proper stock power and have your signature guaranteed by a financial institution participating in the Medallion Signature Guarantee

Program (generally a broker or a bank). The Medallion Signature Guarantee Program ensures that the individual signing the stock power is in fact the registered owner of the shares. A notary is not sufficient.
Plan shares may not be pledged and any such purported pledge shall be void. If you want to pledge your shares, you must first withdraw them from your plan account.
Direct Registration System
We have adopted a direct registration system, which we refer to in this prospectus as “DRS,” for book-entry share registration and transfer of our common stock. No certificates representing your shares will be mailed to you. Under DRS, instead of receiving stock certificates, you will receive a statement reflecting your ownership interest in our shares. DRS is a method of recording shares of stock in electronic, or book-entry, form, meaning shares can be registered in your name on the books of MPC without the need for physical certificates. Shares held in book-entry form under DRS have all the traditional rights and privileges of shares held in certificated form.
DRS eliminates the risk and cost of paper certificates, while enabling you to maintain the benefits of direct ownership, including the ability to participate in the plan. If you hold any shares in book-entry form, you may at any time choose to have all or a portion of your book-entry shares transferred to your broker electronically by contacting your broker/dealer. When using your broker to facilitate a share transfer, you will need to provide them with a copy of your DRS account statement.
Plan Service Fees

Enrollment fee for new investors	$10.00 per account enrollment
Purchase of shares	No Charge
Sale of shares (partial or full):
Market Order Sales fee	$25.00
Brokerage commission	$0.12 per share
Batch Order Sales fee	$25.00
Brokerage commission	$0.12 per share
Limit Order Sales fee	$25.00
Brokerage commission	$0.12 per share
GTC Limit Order Sales fee	$25.00
Per Share Fee	$0.12 per share
Sales requests processed over the telephone by a Customer Service Representative will entail an additional fee of $15.00.

Reinvestment of dividends	No Charge
Optional cash investments via check or automatic investment	No Charge
Gift or transfer of shares	No Charge
Insufficient funds	$35.00 per check
The applicable fees will be deducted from either the investment or proceeds from a sale.
All per share fees include any brokerage commissions Computershare is required to pay. Any fractional share will be rounded up to a whole share for purposes of calculating the per share fee.
Statements of Account
For any quarter in which your plan account had activity, the plan administrator will mail you a statement showing all transactions (shares, amounts invested, purchase prices) for your account, including year-to-date and other account information. Supplemental statements or notices may be sent when you make an initial or optional cash investment or a deposit, transfer or withdrawal of shares. Specific cost basis information will be included in your statement in accordance with applicable law.
You should notify the plan administrator promptly of any change in address since all notices, statements and reports will be mailed to your address of record.
Death of a Plan Participant
If a plan participant dies or becomes legally incapacitated, the plan administrator must be notified. The legal representative of the participant should contact the plan administrator for specific information.
Withdrawal of Shares; Termination of Participation
You may withdraw all or some of your shares from your plan account or terminate your participation in the plan at any time by accessing your account at www.computershare.com/investor, completing the information on the transaction form attached to the plan statement or transaction advice or by giving telephone or written instructions to the plan administrator. Upon withdrawal or termination, whole shares held in the plan will be moved to a book-entry position registered in your name on the books of MPC.
If you terminate your plan account, you will receive a check for the cash value of any fractional share. The value of that fractional check will be based on the then current price of our stock, less any applicable fees. If notice of termination is received near a record date for an account whose dividends are to be reinvested, the plan administrator, in its sole discretion, may either distribute such dividends in cash or reinvest them in shares on your behalf. In the event reinvestment is made, the plan administrator will process the termination as soon as practicable, but in no event later than five business days after the investment is complete.
Voting of Proxies
We will mail you proxy materials including a proxy card representing the shares in your plan account. Your shares will be voted as directed by you.
Stock Dividend/Stock Split
Any stock dividends or split shares that we distribute on shares credited to your account will be added to your account. Stock dividends or split shares that we distribute on shares registered in your name outside of the plan will be delivered to you in the same manner as to holders of shares of our common stock who are not participating in the plan.
Rights Offering
Your entitlement under the plan in any regular rights offering will be based upon your total holdings of our common stock in the plan. If we complete such a rights offering, we will issue rights only for the number of whole shares credited to your account. Rights based on a fraction of a share held in your account will be sold for the account and the net proceeds will be invested in our common stock and added to your account by the end of the following month.
Stockholder Communications
In addition to proxy materials, participants in the plan will have the right to receive all communications sent to holders of our common stock generally, including our annual report to stockholders.

Responsibility of Plan Administrator and Marathon Petroleum Corporation
Neither we nor any plan administrator nor any agent will be liable for any act done in good faith or for any good faith failure to act. This includes, without limitation, any claims of liability:

•	for failure to terminate your account upon your death prior to receiving written notice of such death;

•	relating to purchases or sales prices reflected in your plan account or the dates of purchases or sales of your plan shares; or

•	for any fluctuation in the market value after purchase or sale of shares.
Neither we nor the plan administrator have any duties, responsibilities or liabilities except those that are expressly set forth in the plan.
THE PAYMENT OF DIVIDENDS IS AT THE DISCRETION OF OUR BOARD OF DIRECTORS. THE BOARD MAY CHANGE THE AMOUNT AND TIMING OF DIVIDENDS AT ANY TIME WITHOUT NOTICE.
Your investment in shares credited to your plan account is no different than your investment in shares of MPC common stock that you hold in a brokerage or bank account. You alone bear the risk of fluctuations in the market value of your shares of MPC common stock. You bear the risk of loss in value and you enjoy the benefits of gains from market price changes with respect to all of your shares. However, with respect to shares held in your plan account, you may lose an advantage otherwise available in that you are not able to select more specifically the timing of your investment or the sale of your shares.
Neither we nor the plan administrator provide any advice or make any recommendations with respect to any purchase or sale transaction you initiate. Neither we nor the plan administrator can guarantee that the value of the shares purchased under the plan will, at any particular time, be more than or equal to your original investment. You need to make independent investment and participation decisions based on your own judgment and research.
Neither we nor the plan administrator can guarantee liquidity in the market. Thus your investments and the marketability of your shares may be adversely affected by the market conditions at the time you seek to sell your shares.
Shares of our common stock credited to your plan account in book-entry form through the plan are not subject to protection under the Securities Investor Protection Act, the Federal Deposit Insurance Act, or similar insurance or guarantee statute, and neither plan shares nor cash held pending investment or disbursement with the plan administrator or its affiliates are subject to any guarantee.
Plan Modification or Termination
We reserve the right to suspend, terminate or modify the plan at any time without the approval of plan participants. Participants in the plan will be sent notice of any suspension, termination or significant modification. We and any plan administrator also reserve the right to terminate the participation of any participant, change any and all administrative procedures and costs associated with the plan and regulate the plan as necessary or desirable in connection with its operation.
If we terminate the plan, or if we are involved in a reorganization or merger, your shares enrolled in the plan as well as your current elections under the plan may automatically roll over to a subsequent survivor or successor plan, if any.
Change of Eligibility
We reserve the right to deny, suspend or terminate participation by a stockholder who is using the plan for purposes inconsistent with the intended purpose of the plan. In such event, the plan administrator will send notice to the applicable stockholder and will continue to safekeep that stockholder’s shares but will no longer accept optional cash investments or reinvest dividends on behalf of that stockholder.

If the number of shares on which dividends are reinvested on your behalf falls below one share, your participation in the plan will be terminated automatically and a check will be sent to you for any fractional share remaining.
Foreign Participation
If you live outside of the United States, you should first determine if there are any laws or governmental regulations that would prohibit your participation in the plan. We reserve the right to terminate participation of any stockholder if we deem it advisable under any foreign laws or regulations. All program funds must be in U.S. funds and drawn on a U.S. bank. If you are not in the United States, contact your bank to verify that they can provide you with a check that clears through a U.S. bank and can print the dollar amount in U.S. funds. Due to the longer clearance period, we are unable to accept checks clearing through non-U.S. banks. Please contact your local bank for details on how to effect the transaction.

Our restated certificate of incorporation limits the aggregate percentage ownership by non-U.S. citizens of our common stock or any other class of our capital stock to 23% of the outstanding shares. We may prohibit transfers that would cause ownership of our common stock or any other class of our capital stock by non-U.S. citizens to exceed 23%. Our restated certificate of incorporation also authorizes us to effect any and all measures necessary or desirable to monitor and limit foreign ownership of our common stock or any other class of our capital stock.
Interpretation
We may adopt rules and regulations to facilitate the administration of the plan. Any question of interpretation under the plan will be determined by us in our sole discretion and any such determination will be final.
The plan, all related forms and your account shall be governed by and construed in accordance with the laws of the State of New York and cannot be modified orally.
Transfer Agent and Registrar
Computershare Trust Company, N.A. acts as the transfer agent and registrar for our common stock.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of certain U.S. federal income tax consequences of participation in the plan to U.S. Holders (as defined below). This summary is based on the Internal Revenue Code of 1986, as amended, which we refer to in this prospectus as the “Code,” final, temporary, and proposed Treasury regulations, administrative pronouncements of the Internal Revenue Service, which we refer to in this prospectus as the “IRS,” and judicial decisions, all as in effect on the date of this prospectus and all subject to change or differing interpretations, possibly with retroactive effect. This summary is limited to participants that will hold shares of our common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, held for investment). This summary does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or to participants that are subject to special rules (including, without limitation, financial institutions, insurance companies, regulated investment companies, real estate investment trusts, tax-exempt organizations, entities or arrangements treated as partnerships for U.S. federal income tax purposes, broker dealers, foreign corporations, other foreign entities, and persons who are not U.S. Holders).
YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN.
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of our common stock that is for U.S. federal income tax purposes: (1) an individual citizen or resident of the United States; (2) a corporation or other entity taxable as a corporation for U.S. federal income tax purposes that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust if it (i) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable Treasury regulations to be treated as a United States person.
Reinvested Cash Dividends
In general, with respect to cash dividends paid by us and reinvested under the plan, you will be treated for U.S. federal income tax purposes as though you actually received a distribution in cash. With respect to reinvested dividends used to purchase shares (including any fractional share) directly from us, you will be treated for U.S. federal income tax purposes as having received a distribution in an amount equal to the fair market value of the shares purchased for your account under the plan. With respect to reinvested dividends used to purchase shares (including any fractional share) on the open market, you will be treated for U.S. federal income tax purposes as having received a distribution in an amount equal to the cash dividend used to purchase those shares and your allocable portion of the brokerage commissions paid by us to purchase those shares on the open market. These distributions will be treated as dividend income to you to the extent paid out of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that such distributions exceed our current and accumulated earnings and profits, the excess will constitute a return of capital that is applied against, and will reduce, your tax basis in our common stock, but not below zero, and then will be treated as gain from the sale of such stock. We will report to you for tax purposes the dividends to be credited to your account as well as brokerage commissions incurred by us on your behalf. Such information will also be furnished to the IRS to the extent required by law.
Optional Cash Investments
If you make initial or optional cash investments that are subject to a waiver of limitations, you may be treated as having received an additional distribution equal to the excess, if any, of the fair market value of the shares acquired on the investment date over the amount of your cash investment, taking into account any waiver discount. The IRS has indicated in several private letter rulings that a participant in both the dividend reinvestment and optional cash purchase portions of a plan similar to our plan who makes an optional cash purchase under the plan will be treated as having received a distribution equal to the excess, if any, of the fair market value on the investment date of the common shares over the amount of the optional cash payment made by the participant. In several other private letter rulings the IRS has ruled that a participant in the optional cash purchase portion of a plan who made an optional cash purchase of shares under the plan at a discount, but who did not elect to have dividends reinvested, was not treated as having received a distribution. In addition, the IRS has held in certain private letter rulings that brokerage commissions paid by a corporation with respect to open market purchases on behalf of participants pursuant to the optional cash purchase features of a plan were to be treated for U.S. federal income tax purposes as constructive distributions to participants who were shareholders of the corporation. However, private letter rulings are not precedent and may not be relied upon by persons other than the taxpayers to whom they are issued. Participants who make initial or optional cash investments to purchase our common stock should consult with their own tax advisors regarding consequences of the investment.

If you are treated as receiving a distribution as a result of making an initial or optional cash investment, any such distribution will be treated as dividend income to you to the extent paid out of our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that such distribution exceeds our current and accumulated earnings and profits, the excess will constitute a return of capital that is applied against, and will reduce, your tax basis in our common stock, but not below zero, and then will be treated as gain from the sale of such stock. We will report to you for tax purposes the dividends to be credited to your account as well as brokerage commissions incurred by us on your behalf. Such information will also be furnished to the IRS to the extent required by law.
Tax Basis and Holding Period of Shares
The tax basis of shares of our common stock purchased with reinvested dividends pursuant to the plan will generally equal the total amount of distributions you are treated as having received, as described above. The tax basis of shares of our common stock acquired with initial or optional cash investments generally will equal the amount of the cash payment plus the amount of any additional distributions you are treated as having received in connection with a purchase made pursuant to a waiver of limitations, as described above. The tax basis of shares purchased in the open market to satisfy plan requirements will include the amount of any brokerage fees incurred by the plan on your behalf. The tax basis of shares of common stock acquired under the plan will be reported by Computershare, our transfer agent, to the IRS. We expect that Computershare will apply their default method of determining the tax basis of shares, which is FIFO—First In, First Out.
The holding period for shares acquired under the plan (including any fractional share) generally will begin on the date after the date on which the shares are purchased and credited to your plan account, regardless of the source of purchase. Consequently, shares of our common stock acquired at different times will have different holding periods.
Withdrawal of Shares
You generally will not realize any taxable income or any gain or loss for U.S. federal income tax purposes when whole shares are withdrawn from your plan account, either upon request for withdrawal by you, upon termination of your participation in the plan or upon termination of the plan by us. You will, however, generally recognize capital gain or loss when you receive cash payments for fractional shares credited to your account upon your withdrawal from the plan, upon termination of your participation in the plan or upon termination of the plan by us. The amount of such a gain or loss will be equal to the difference between the amount which you receive for your fractional shares and your tax basis in such fractional shares. Whether the capital gain is long-term or short-term will depend on your holding period of the fractional share.
Sale of Shares
You will generally recognize gain or loss when shares of common stock acquired under the plan (including fractions of a share) are sold by the plan administrator or by you after withdrawal of the shares from the plan. The amount of such gain or loss will be equal to the difference between the amount you receive for the shares, reduced by the expenses of sale (including brokerage commissions and service fees charged for the sale of shares), and your tax basis in the shares sold. In general, any gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if you have held the shares for more than one year.
Long-term capital gains of individuals and certain other non-corporate taxpayers are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations. You should consult your tax advisor as to the consequences of a sale of shares in view of your particular circumstances.

Withholding
If you are subject to withholding taxes, we will withhold the required taxes from the gross dividends and from the proceeds from the sale of shares. In any case in which U.S. federal income taxes are required to be withheld, the plan administrator will reinvest an amount equal to the dividend less the amount of tax withheld. The dividends and proceeds received by you, or dividends reinvested on your behalf, will be net of the required taxes. For IRS reporting purposes, the amount of any tax withheld will be included in the holder’s dividend income.
Medicare Tax
Certain U.S. Holders that are individuals, estates or trusts will be required to pay an additional 3.8% Medicare tax on, among other things, certain dividends on and capital gains from the sale or other disposition of stock. Participants that are individuals, estates or trusts should consult with their own tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of an investment in shares of our common stock acquired through the plan.

FATCA
Under the Foreign Account Tax Compliance Act provisions of the Hiring Incentives to Restore Employment Act and the Treasury regulations thereunder, commonly referred to as “FATCA,” withholding may be required with respect to dividends in respect of common stock and gross proceeds from the sale of common stock for participants that hold the shares of common stock through a foreign financial institution or a non-financial foreign entity. Subject to certain exceptions, a 30% withholding tax generally will apply to such payments made to (i) foreign financial institutions unless they agree to collect and disclose to the IRS information regarding their direct and indirect U.S. account holders, and (ii) certain non-financial foreign entities unless they certify certain information regarding their direct and indirect U.S. owners. However, the IRS has issued proposed Treasury regulations that eliminate withholding on payments of gross proceeds (but not on payments of dividends). Pursuant to the preamble to the proposed Treasury regulations, we and any other applicable withholding agent may (but are not required to) rely on this proposed change to FATCA withholding until final Treasury regulations are issued or until such proposed Treasury regulations are rescinded. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. If withholding is required under these rules, the appropriate amount of tax will be deducted from dividends and from the proceeds of the sale of shares, and only the remaining amount will be reinvested or paid. Prospective participants should consult with their own tax advisors regarding FATCA and the application of these requirements to an investment in shares of our common stock acquired through the plan.
The above summary is not a comprehensive discussion of all of the tax considerations that may be relevant to a participant in the plan. Therefore, you are urged to consult your tax advisors regarding the consequences of participation in the plan.

PLAN OF DISTRIBUTION
In connection with the administration of the plan, we may be requested to approve investments made pursuant to waivers of limitations by or on behalf of participants or other investors who may be engaged in the securities business.
Persons who acquire shares of our common stock through the plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934, which we refer to in this prospectus as the “Exchange Act,” and may be considered to be underwriters within the meaning of the Securities Act. We will not extend to any such person any rights or privileges other than those to which it would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased. We may, however, accept investments made pursuant to waivers of limitations by such persons.
Subject to the availability of shares of our common stock registered for issuance under the plan, there is no maximum number of shares that can be issued pursuant to the reinvestment of dividends or cash investments. From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any discounts applicable to investments made under the plan. Those transactions may cause fluctuations in the trading volume of our common stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of our common stock to be received under the plan. We reserve the right to modify, suspend or terminate participation in the plan by otherwise eligible persons in order to eliminate practices which are inconsistent with the purpose of the plan.
Our common stock offered pursuant to the plan will be purchased, at our option, directly from us or in the open market or in privately negotiated transactions. We will pay any and all brokerage commissions and related expenses incurred in connection with purchases of our common stock under the plan. Upon withdrawal by a participant from the plan by the sale of shares of our common stock held under the plan, the participant will receive the proceeds of that sale less the applicable brokerage commission (currently $0.12 per share), a sales fee of $25.00 (subject to change at any time) and any required tax withholdings or transfer taxes.
Our common stock may not be available under the plan in all states. We are not making an offer to sell our common stock in any state where the offer or sale is not permitted.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information that issuers, including MPC, file or furnish electronically with the SEC. The public can obtain any documents that MPC files or furnishes with the SEC at www.sec.gov. The Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and all amendments to those reports are made available free of charge through the Investors section of the Company’s website at www.marathonpetroleum.com as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained on our website (other than the SEC filings expressly referred to below) is not incorporated by reference herein and does not form a part of this prospectus.
This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC relating to the common stock being offered pursuant to this prospectus. As permitted by SEC rules, this prospectus does not contain all the information we have included in the registration statement and the accompanying exhibits and schedules we have filed with the SEC. Whenever a reference is made in this prospectus to a contract or other document of ours or one of our subsidiaries, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement and all of its exhibits through the SEC’s website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents into this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2019;

•	our Current Reports on Form 8-K filed with the SEC on March 18, 2020, April 22, 2020 and April 27, 2020; and

•
the description of capital stock contained in our Registration Statement on Form 10 filed with the SEC on January 25, 2011, as amended by the description of our common stock contained in Exhibit 4.50 to our Annual Report on Form 10-K for the year ended December 31, 2019 and as amended by any subsequent amendment or any report filed for the purpose of updating such description.

We also incorporate by reference any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering of the securities covered by this prospectus is completed or the offering is otherwise terminated; provided, however, that we are not incorporating by reference any documents or information, including parts of documents that we file with the SEC, that are deemed to be furnished and not filed with the SEC. Unless specifically stated to the contrary, none of the information we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.
Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests may be made in writing or by telephone at:

Marathon Petroleum Corporation
539 South Main Street
Findlay, Ohio 45840-3229
Attention: Corporate Secretary
Telephone: (419) 422-2121

LEGAL MATTERS
Jones Day will pass upon the validity of the common shares offered by this prospectus.
EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

MARATHON PETROLEUM CORPORATION
Dividend Reinvestment and Direct Stock Purchase Plan

PROSPECTUS

April 27, 2020

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.
The following table sets forth expenses payable by us in connection with the issuance and distribution of the securities being registered. All the amounts shown are estimates except the SEC registration fee.

SEC registration fee	$12,152
Printing expenses	20,000
Legal fees and expenses	20,000
Accounting fees and expenses	10,000
Transfer agent fees	10,000
Miscellaneous	7,848

Total	$80,000

Item 15.	Indemnification of Directors and Officers.
General Corporation Law of the State of Delaware
Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, such as a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of any actions by or in the right of the corporation, except that indemnification only extends to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.
Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit.
Certificate of Incorporation and Bylaws
Article Ten of MPC’s restated certificate of incorporation states that:
“No Director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a Director; provided, however, that the foregoing provision will not eliminate or limit the liability of a Director (a) for any breach of that Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) pursuant to section 174 of the DGCL, as the same exists or as that provision hereafter may be amended or modified from time to time, or (d) for any transactions from which that Director derived an improper personal benefit. If the DGCL is amended or modified after the filing of this Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director, in addition to the limitation on personal liability provided in this Restated Certificate of Incorporation, will be limited to the fullest extent permitted by that law, as so amended or modified. Any repeal or modification of this Article TEN by the stockholders of the Corporation will be prospective only and will not have any effect on the liability or alleged liability of a Director arising out of or related to any event, act or omission that occurred prior to such repeal or modification.”

In addition, our amended and restated bylaws provide that we will indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or a person for whom such person is the legal representative, is or was a director or officer of us or, while a director or officer of us, is or was serving at our request as a director, officer, manager, partner, member, member representative or other designated legal representative of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to employee benefit plans, against all liability and losses suffered and expenses (including attorneys’ fees) incurred by such person in connection with such action, suit or proceeding. Our amended and restated bylaws also provide that we will pay the expenses incurred by a director or officer in defending any such proceeding in advance of its final disposition, subject to such person providing us with specified undertakings. Notwithstanding the foregoing, our amended and restated bylaws provide that we shall be required to indemnify or make advances to a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by our board of directors. These rights are not exclusive of any other right that any person may have or may acquire under any statute, provision of our restated certificate of incorporation, amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise. No amendment, modification or repeal of those provisions will in any way adversely affect any right or protection under those provisions of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.
Our amended and restated bylaws also permit us to secure and maintain insurance on behalf of any of our directors, officers, employees or agents and each person who is, or was, serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise for any liability asserted against and incurred by such person in any such capacity. We maintain directors’ and officers’ liability insurance providing coverage to our directors and officers.

Item  16.    Exhibits

Exhibit No.	Description of Exhibit

4.1	Restated Certificate of Incorporation of Marathon Petroleum Corporation (Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed on October 1, 2018 (file no. 001-35054))*

4.2
Amended and Restated Bylaws of Marathon Petroleum Corporation (Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed on February 28, 2019 (file no. 001-35054))*

5.1	Opinion of Jones Day

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Jones Day (included in Exhibit 5.1)

24.1	Power of Attorney of Directors and Officers of Marathon Petroleum Corporation

*	Incorporated by reference to the filing indicated.

Item 17.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	[RESERVED]

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities:
The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to the registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)
The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, Marathon Petroleum Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Findlay, the State of Ohio, on April 27, 2020.

MARATHON PETROLEUM CORPORATION

By:	/s/ Donald C. Templin
Donald C. Templin
Executive Vice President and Chief Financial Officer
(principal financial officer)
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 27, 2020.

/s/ Michael J. Hennigan	/s/ Donald C. Templin
Michael J. Hennigan President and Chief Executive Officer (principal executive officer)	Donald C. Templin Executive Vice President and Chief Financial Officer (principal financial officer)

/s/ John J. Quaid	*
John J. Quaid Vice President and Controller (principal accounting officer)	Gary R. Heminger Executive Chairman and Director

*	*
Abdulaziz F. Alkhayyal Director	Evan Bayh Director

*	*
Charles E. Bunch Director	Jonathan Z. Cohen Director

*	*
Steven A. Davis Director	Edward G. Galante Director

*	*
James E. Rohr Director	Kim K.W. Rucker Director

*	*
J. Michael Stice Director	John P. Surma Director

*
Susan Tomasky Director

*
The undersigned by signing his name hereto does sign and execute this registration statement on Form S-3 pursuant to the Power of Attorney executed by the above-named directors and officers of the registrant, which is being filed herewith on behalf of such directors and officers.

By:	/s/ Donald C. Templin	April 27, 2020
Donald C. Templin
Attorney-in-Fact